EXHIBIT 10.1

STOCK-SETTLED APPRECIATION RIGHTS AWARD

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Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2004 Long-Term Incentive Plan (the “Plan”), you have been granted Stock-Settled Appreciation Rights (SARs). The general terms of this grant of SARs are outlined below.

Grant Date:	January 27, 2009
Number of SARs:	«SARS»
Grant Price Per SAR:	(Closing Price on Grant Date)
Expiration Date:	January 27, 2016
Vesting Schedule:	25% on May 10, 2010 25% on May 10, 2011 25% on May 10, 2012 25% on May 10, 2013 (subject to continued employment)

This award entitles you to receive Havertys Common Stock (“Stock”) equal in value to the excess of the fair market value of one share of Stock over the Grant Price Per SAR, multiplied by the number of shares being exercised, net of shares for withholding taxes.

Until vested and exercised, the shares represented by this award are not entitled to receive cash dividends and do not have the right to vote. The restrictions governing this SARs award will lapse immediately upon a change in control, death or permanent and total disability as defined in Section 2 of the Plan. If you voluntarily leave Havertys or retire after vesting occurs, the SARs must be exercised within three months. Shares not vested at retirement will be forfeited.

This is a summary of the SARs award. The grant agreement and Plan Prospectus are the authoritative source for all questions on awards made under the Plan.